ARTICLES OF INCORPORATION

                                    OF

                           DOMINION STORES, INC.


                                    I.

     The name of the Corporation is Dominion Stores, Inc.


                                    II.


     The number of shares which the Corporation shall have authority to issue shall be 1,000 shares, without par value. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.


                                   III.


     The initial registered office shall be located at 22 East Church Street in the City of Martinsville, Virginia, and the initial registered agent shall be William F. Franck, who is a resident of Virginia and a director of the Corporation, and whose business address is the same as the address of the initial registered office.


                                    IV.


     The number of Directors constituting the initial Board of Directors shall be five (5), and the names and addresses of the persons who are to serve as the initial Directors are as follows:

     William F. Franck, 1105 Plantation Road, Martinsville, Virginia 24112

     H. R. Hunnicutt, Jr., 2915 Old Stage Road, Gastonia, North Carolina 28052

     John S. Hairfield, 1319 Valleyview Drive, Martinsville, Virginia 24112

     John O. Avinger, 920 Mulberry Road, Martinsville, Virginia 24112

     Richard V. Lawhon, 1114 Plantation Road, Martinsville, Virginia 24112


                                    V.


     1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a Director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

     2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act as it exists on the date hereof or may hereafter be amended, and any other applicable law, the Corporation shall indemnify a Director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a Director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is empowered, by majority vote of a quorum of disinterested Directors, to contract in advance to indemnify any Director or officer.

     3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

     4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

     5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 1 of this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

     6. The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof by shareholders, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

     7. Reference herein to Directors, officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators.


Dated:  July 31, 1987         /s/ David M. Carter
                              David M. Carter
                              Incorporator